Exhibit 10.18

OGE ENERGY CORP.
RESTRICTED STOCK Unit AGREEMENT

OGE Energy Corp. (the "Company") hereby awards to ______________ (the "Participant") ______________ Restricted Stock Units (the “Units”) pursuant to the OGE Energy Corp. 2022 Stock Incentive Plan (the "Plan"), the definitions and provisions of which are incorporated herein by reference.

The specific terms and conditions of the Award are set forth hereinafter. Capitalized terms used herein that are not defined herein but that are defined in the Plan are used herein as defined in the Plan.

1. Nature of Units, Restrictions on Transfer, Vesting and Dividend Equivalents.

(a) Each Unit credited to the Participant hereunder represents the right of the Participant to receive, subject to the terms of this Agreement and the Plan, one share of Common Stock and related dividend equivalents as described in Section 1(d). The Units may not be sold, assigned, transferred, pledged, or otherwise encumbered by the Participant.

(b) Except as provided in Section 1(c) or Section 2, one hundred percent (100%) of the Units shall vest on ______________. The date on which a Unit vests under this Section 1(b) or any other section of this Agreement is hereinafter referred to as the "Vesting Date" and a Unit that has vested is hereinafter referred to as a “Vested Unit.”

(c) Absent a prior forfeiture, each unvested Unit subject to this Agreement shall vest (i) upon a Change of Control or (ii) if determined by the Committee upon an event described in Section 2.

(d) The Participant will receive at the time of payout of the Participant’s Vested Units a cash payment equal to the sum of any cash dividends declared that would have been paid on the number of shares of Common Stock payable in respect of such Vested Units, with respect to cash dividends on the outstanding shares of the Common Stock declared by the Board and with a record date during the period beginning on the date of this Agreement (as set forth at the end of this Agreement and hereinafter referred to as the “Date of Agreement”) and ending on the Vesting Date.

2. Termination of Service.

If the Participant has a Termination of Employment, all Units which are then not vested shall be forfeited and of no further effect; provided, however, that if the Participant incurs such a Termination of Employment due to death, Disability, Retirement or involuntary termination the Committee may provide that all or a portion of such unvested Units shall become Vested Units upon such event.

3. Vesting and Payout of Units.

As soon as practicable following the Vesting Date for one or more of the Units (and in any event no later than March 15 of the year following the year in which the Vesting Date occurs), the Company shall cause to be delivered to the Participant: (i) a number of shares of Common Stock (less the number of shares withheld pursuant to Section 6(b)) equal to the number of Vested Units in such manner as the Committee may deem appropriate, including book-entry or other electronic registration or issuance of one or more stock certificates, provided that any fractional Units shall be settled in cash based on the Fair Market Value of a share of Common Stock on the date on which shares of Common Stock are delivered to the Participant pursuant to this Section 3, and (ii) a lump sum cash payment equal to the amount of any applicable cash dividends as described in Section 1(d).

4. Participant’s Rights.

The Participant acknowledges and agrees that the Units do not evidence, and do not entitle the Participant to, any rights of a shareholder of the Company.

5. Acceptance of Award.

By acceptance of this Agreement, the Participant accepts the Award, acknowledges receipt of a copy of the Plan, and represents that the Participant is familiar with the terms and provisions thereof and agrees to be bound thereby. The Participant further agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee with respect to any questions arising under the Plan and this Agreement.

6. Taxes and Other Matters.

(a) By acceptance of this Agreement, the Participant agrees to pay all withholding and other taxes payable with respect to the Units evidenced by this Agreement, at such times and in such manner as the Company may request and to comply with all Federal and State securities laws.

(b) The Participant may elect, subject to approval of the Committee, to satisfy the Participant’s tax withholding requirements under Federal, State and local laws and regulations thereunder in respect of a Vested Unit, in whole or in part, by having the Company withhold shares of Common Stock having a Fair Market Value equal to all or a portion of the amount so required to be withheld. The Fair Market Value of the shares to be withheld is to be based upon the same price of the shares that is utilized to determine the amount of withholding tax that the Participant owes. All elections under this Section 6(b) shall be (i) irrevocable and (ii) made electronically through the Company Stock Plan Services Administrator (or by such other method as the Committee determines).

7. Clawback Provision.

Notwithstanding any provision of this Agreement or the Plan to the contrary, any Units awarded hereunder may be cancelled or forfeited and any Common Stock issued hereunder may be forfeited and required to be repaid to the Company (including, for the avoidance of doubt, any cash received in the settlement of an Award) upon such terms and conditions as may be required by the Committee or under Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Commission or any national securities exchange or national securities association on which the shares of Common Stock may be traded.

8. Other Condition.

The award of Units evidenced by this Agreement shall be subject to the Participant’s timely acceptance of this Agreement.

Date of Agreement: ______________

OGE ENERGY CORP. Chairman of the Board, President and Chief Executive Officer

ACCEPTED AND AGREED TO (Effective as of the above Date of Agreement):

Participant Name